Exhibit C

Execution Version

Confidential

STOCKHOLDER SUPPORT AGREEMENT

THIS STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 31, 2022, by and among Callodine MidCo, Inc., a Delaware corporation (“Parent”) and the holder of Common Stock (as defined below) identified on the signature page hereto (“Stockholder”).

RECITALS

WHEREAS, Stockholder is, as of the date hereof, the holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Manning & Napier, Inc., a Delaware corporation (the “Company”), as identified on Exhibit A attached hereto.

WHEREAS, Parent, Callodine Merger Sub, Inc., a Delaware corporation (which is an indirect wholly owned subsidiary of Parent) (“Corp Merger Sub”), the Company and the other parties thereto are entering into an Agreement and Plan of Merger of even date herewith (such agreement, as it may be amended, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for, among other things, the merger (the “Merger”) of Corp Merger Sub with and into the Company with the Company as the surviving company in the Merger.

WHEREAS, Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Covered Securities” shall mean (i) all equity securities and equity interests of the Company (including the Common Stock) Owned by Stockholder as of the date hereof and (ii) all additional equity securities and equity interests of the Company (including the Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, option exercise, vesting of any restricted stock unit award, share dividend or distribution, sub-division, recapitalization, consolidation, exchange of shares and the like).

(c) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated pursuant to and in accordance with Article VII thereof; (ii) the Company Merger Effective Time; (iii) the completion of the Company Stockholders Meeting, including any adjournment or postponement thereof; and (iv) written notice of termination of this Agreement by Parent to the Stockholders.

(d) A Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if such Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (including, without limitation, through an economic participation or swap arrangement): (i) sells, assigns, pledges, encumbers, grants an option with respect to, transfers or disposes of such security, or any interest in such security, to any Person other than Parent or Corp Merger Sub; (ii) enters into an agreement or commitment (whether or not in writing) contemplating the sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, or transfer of or disposition of such security or any interest therein to any Person other than Parent or Corp Merger Sub; or (iii) reduces such Person’s beneficial ownership of or interest in such security.

(f) “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

ARTICLE II

TRANSFER OF COVERED SECURITIES AND VOTING RIGHTS

Section 2.1 Restriction on Transfer of Covered Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, Transfer any of the Covered Securities or cause or permit any Transfer of any of the Covered Securities to be effected. Without limiting the generality of the foregoing, during the Voting Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Covered Securities in response to or otherwise in connection with any tender or exchange offer.

Section 2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall not: (a) deposit any of the Covered Securities into a voting trust; (b) grant any proxy with respect to any of the Covered Securities; or (c) other than this Agreement, enter into any tender, voting or other similar agreement or arrangement, with respect to any of the Covered Securities.

Section 2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Covered Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, in each case for the purposes of estate planning, (ii) upon the death of Stockholder, to any member of Stockholder’s immediate family, or to a trust for the benefit of any member of Stockholder’s immediate family or (iii) to any entity or Person Controlled by Stockholder; (b) if Stockholder is not an individual, to one or more partners or members of Stockholder or to an affiliated entity under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, (x) as a precondition to such Transfer, the transferee agrees in a written document satisfactory in form and substance to Parent to be bound by all of the terms of this Agreement, and (y) such Transfer is effected no later than three Business Days prior to the scheduled date of the Company Stockholders Meeting (or any adjournment or postponement thereof) and does not delay, hinder or impede (as determined by Parent) (A) the timely voting of the Covered Securities in accordance with Section 3.1 or (B) the consummation of the Merger; or (c) if and to the extent that Stockholder is Transferring its Common Stock to Parent pursuant to a Rollover Agreement between Callodine MN Holdings, Inc. (a Delaware corporation and of which Parent is a direct wholly owned Subsidiary) and Stockholder.

Section 2.4 Other Restrictions. During the Voting Period, Stockholder shall not take any action that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the actions prohibited in this Article II.

Section 2.5 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, Stockholder hereby authorizes Parent to direct the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Securities (and that this Agreement places limits on the voting and transfer of the Covered Securities), subject to the provisions hereof; provided that any such stop transfer order and notice will immediately be withdrawn and terminated following the Expiration Date and shall not apply to any Transfer permitted under Section 2.3.

Section 2.6 Acquisition of Covered Securities. In the event that Stockholder acquires or receives any Covered Securities (or any right or interest therein) after the execution of this Agreement, Stockholder shall promptly deliver to Parent a written notice indicating the number of such Covered Securities (or right or interest therein) so acquired or received.

ARTICLE III

VOTING OF SHARES

Section 3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (and at every adjournment or postponement thereof), however called (including the Company Stockholders Meeting), and in any written action by consent of the stockholders of the Company, Stockholder shall cause the Covered Securities to be voted (including via proxy):

(a) in favor of (i) the Merger, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b) against approval of any other Acquisition Proposal or other proposal made in opposition to or in competition with the Merger or the Merger Agreement and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any of the following actions (other than the Merger): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the properties, rights or other assets of the Company or any of its Subsidiaries; (iii) any reorganization, restructuring, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; and (iv) any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger (the matters set forth in clauses (a) through (c) of this Section 3.1, the “Covered Proposals”).

Section 3.2 Other Voting Agreements.

(a) During the Voting Period, Stockholder shall not (i) enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause (a), clause (b) or clause (c) of Section 3.1, or (ii) grant a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Covered Securities that would reasonably be expected to prevent the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

(b) During the Voting Period, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof), however called (including the Company Stockholders Meeting) relating to a Covered Proposal, Stockholder shall be represented in person or by proxy at such meeting in order for the Covered Securities to be counted as present for purposes of establishing a quorum.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

Section 4.1 Authorization, etc. Stockholder has the right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 4.2 No Conflicts or Consents.

(a) Subject to the applicable filing and disclosure requirements of the Exchange Act, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any Law or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or require any notice or consent under or result (with or without notice or lapse of time or both) in the creation of any Lien on any of the Covered Securities pursuant to, any Contract to which Stockholder is a party or is otherwise bound.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent of any Person (including of the spouse of Stockholder, if applicable).

Section 4.3 Title to Securities. (a) As of the date hereof, Stockholder holds of record (free and clear of any Liens) the number of outstanding shares of Common Stock set forth opposite Stockholder’s name under the heading “Shares of Common Stock Held of Record” on Exhibit A hereto; (b) as of the date hereof, Stockholder Owns the additional securities of the Company set forth opposite Stockholder’s name under the heading “Additional Securities Beneficially Owned” on Exhibit A hereto; (c) as of the date hereof, Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company (including any shares of Common Stock, or options, warrants, restricted stock units and other rights to acquire shares of Common Stock) or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares, options, warrants, restricted stock units and other rights set forth on Exhibit A hereto; (d) Stockholder is not a party to any voting trusts, proxies or other agreements (other than the Rollover Agreement, if applicable) with respect to the voting, acquisition, disposition, registration or transfer of the outstanding shares of Common Stock or additional securities set forth on Exhibit A hereto; and (e) Stockholder does not have any outstanding rights or obligations to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in the Company, other than the shares, options, warrants, restricted stock units and other rights set forth on Exhibit A hereto, and no other Person has any such right or obligation in respect of the Covered Securities.

Section 4.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate and complete in all respects as of the date of this Agreement, and will be accurate in all respects at all times through and including the Expiration Date as if made as of any such time or date.

ARTICLE V

MISCELLANEOUS

Section 5.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Corp Merger Sub to publish and disclose in any press release, the Proxy Statement, the Schedule 13E-3 and any other filing or disclosure required under the Exchange Act or otherwise required in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, Stockholder’s identity and his, her or its ownership of shares of Common Stock and any other Covered Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement).

Section 5.2 No Solicitation. After the No-Shop Period Start Date and for the remainder of the Voting Period, Stockholder (in its, his or her capacity as a stockholder) shall not (and shall use reasonable efforts to cause its, his or her representatives acting on its, his or her behalf, not to) directly or indirectly: (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; (b) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives or the Company and its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; or (c) agree or publicly propose to take any of the actions referred to in this Section 5.2 or otherwise prohibited by this Agreement. Notwithstanding anything in this Section 5.2 to the contrary, at and subject to the direction of the Company Board, Stockholder (only in his or her capacity as a director, officer or employee of the Company and/or its Subsidiaries, as and if applicable) may participate in discussions and negotiations with, and furnish information and data to, any Person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with Section 5.3 of the Merger Agreement.

Section 5.3 No Legal Action. Subject to Section 5.19, Stockholder shall not, and shall direct its representatives not to, bring, commence, institute, maintain or prosecute any Action which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Stockholder breaches any duty that Stockholder has (or may be alleged to have) to the Company or to the other holders of Common Stock.

Section 5.4 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Securities” shall be deemed to refer to and include any shares of Common Stock or other Covered Securities received in such transaction as well as all stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction if such security would otherwise constitute shares of Common Stock or Covered Securities.

Section 5.5 Termination; Survival. This Agreement shall automatically terminate without any action by any party hereto and shall be of no further force and effect upon the Expiration Date; provided that Sections 5.5 through 5.21 and 5.23 shall survive the termination of this Agreement. Except as expressly set forth herein, none of the representations, warranties, covenants and agreements made by Stockholder in this Agreement, and Parent’s rights and remedies with respect thereto, shall survive the Expiration Date; provided that, notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the Expiration Date shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant, agreement, right or remedy, and such claims shall survive until finally resolved.

Section 5.6 Further Assurances; Notice of Certain Events. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. Stockholder shall notify Parent in writing promptly of (a) any known fact, event or circumstance that would constitute a breach of the representation and warranties of Stockholder under this Agreement, or (b) the receipt by Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

Section 5.7 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.8 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

If to a Stockholder:

at its address set forth on its signature page hereof; and

If to Parent:

Callodine MidCo, Inc.

c/o Callodine Group, LLC

Two International Place

Suite 1830

Boston, MA 02110

Attn: Austin McClintock

E-mail: AMcClintock@Callodine.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1501 K Street, N.W.

Washington, D.C. 20005

Attention: Karen Dewis

E-mail: kdewis@sidley.com

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Stephen Ballas

E-mail: sballas@sidley.com

Sidley Austin LLP

60 State Street, 36th Floor

Boston, MA 02109

Attention: Elizabeth Shea Fries

E-mail: efries@sidley.com

Section 5.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 5.10 Entire Agreement. This Agreement, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

Section 5.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Parent and Stockholder.

Section 5.12 Assignment; Binding Effect; No Third Party Rights. Except as expressly permitted under Section 2.3, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder without the prior written consent of Parent, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and permitted assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Article II, Article III or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Covered Securities are Transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent, Corp Merger Sub and their successors and assigns) any rights or remedies of any nature.

Section 5.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damage (and in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.13, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.14 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement are in addition to its respective rights, remedies, obligations and liabilities under common law requirements and under applicable Law.

Section 5.15 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the rights and obligations of the parties hereto under this Agreement, and any disputes arising under or relating to this Agreement (whether in contract, tort or otherwise) shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflict of law principles thereof.

(b) Each of the parties (i) irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware (the “Chancery Court”) or, if the Chancery Court declines jurisdiction, any other Delaware state court, and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware (collectively, “Chosen Courts”) in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action by or before any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby in any court other than the Chosen Courts, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 5.8. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.8 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing in this Section 5.15(b), a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR CONTEMPLATED BY THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.15.

Section 5.16 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.17 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 5.18 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.19 Capacity. Notwithstanding the foregoing, this Agreement is being entered into by each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Stockholder to take any action in such Stockholder’s capacity as a director or officer of the Company or its Subsidiaries and exercising such Stockholder’s fiduciary duties and responsibilities to the Company or its Subsidiaries in such capacity.

Section 5.20 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other, and of any other Contract between the Company, on the one hand, and the Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent or by the Company against Parent shall not constitute a defense to the enforcement by Parent of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent or the Company under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any other agreement between Stockholder and Parent, or between the Company and Parent, or any certificate or instrument executed by Stockholder or by the Company in favor of Parent, and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder or the Company under this Agreement.

Section 5.21 Agreement Not to Exercise Appraisal Rights. To the extent permitted by the applicable Law, Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights that may arise in connection with the Merger (including under Section 262 of the DGCL) to demand appraisal of any Covered Securities. Notwithstanding the foregoing, nothing in this Agreement shall constitute, or be deemed to constitute, a waiver or release by Stockholder of any claim or cause of action against Parent or Corp Merger Sub to the extent arising out of a breach of this Agreement by Parent.

Section 5.22 Irrevocable Proxy. Prior to the Expiration Date, in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting pursuant to Section 3.1 no later than the third Business Day prior to any meeting at which the stockholders of the Company will consider and vote on any of the Covered Proposals, Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 212 of the DGCL), for and in the name, place and stead of Stockholder, to vote the Covered Securities, or grant a consent or approval in respect of the Covered Securities, with respect to the Covered Proposals in accordance with Section 3.1. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5.22 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 5.22. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law. Stockholder shall, upon written request by Parent, as promptly as practicable, execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 5.22. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by Stockholder, upon the Expiration Date, and Parent may terminate any proxy granted pursuant to this Section 5.22 at any time at its sole discretion by written notice to Stockholder.

Section 5.23 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to Sections, Articles and Exhibits are intended to refer to Sections, Articles and Exhibits of this Agreement, and the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CALLODINE MIDCO, INC.

By:	/s/ James Morrow
Name: James Morrow
Title: Chief Executive Officer

SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Marc Mayer

/s/ Marc Mayer
Signature

Marc Mayer
Printed Name

Address:	1185 Park Avenue Apt 16G
New York, NY
10128

SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT

EXHIBIT A

Securities Held and/or Owned

Additional Securities
As of 3/31/2022		Beneficially Owned
Class A Common Stock
	Shares of Common	(other than RSUs and	Outstanding	Outstanding
Stockholder	Stock Held of Record	Stock Options)	RSUs	Stock Options
Mayer, Marc	—	1,289,755	163,399	500,000

Exhibit A-1